UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2010

Semtech Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction
of incorporation)

1-6395	95-2119684
(Commission File Number)	(IRS Employer Identification No.)

200 Flynn Road Camarillo, California	93012-8790
(Address of principal executive offices)	(Zip Code)

805-498-2111

Registrant’s telephone number, including area code

Not applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On November 18, 2010, the Board of Directors (the “Board”) of Semtech Corporation (the “Company”) approved the adoption of a form of Amended and Restated Indemnification Agreement for directors and executive officers of the Company and its subsidiaries (the “Indemnification Agreement”).

The Indemnification Agreement requires the Company, to the fullest extent permitted by Delaware law, and subject to certain exceptions specified in the Indemnification Agreement, to indemnify the director or officer party thereto (the “Indemnitee”), if the Indemnitee is a party to or threatened to be made a party to or is otherwise involved in any Proceeding (as defined in the Indemnification Agreement) by reason of (or arising in part out of) any event or occurrence related to the fact that the Indemnitee (i) is or was or has agreed to become a director of the Company, or (ii) is or was an officer, employee, agent or fiduciary of the Company or any of its wholly-owned subsidiaries, or (iii) is or was serving at the request of the Company as an officer, employee, agent or fiduciary of another entity, against all Expenses and Losses (each as defined in the Indemnification Agreement), reasonably incurred by the Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding.  In the event of a change in control transaction which results in members of the Board in office immediately prior to such transaction constituting less than a majority of the Board thereafter, the Company will obtain substantially equivalent directors and officers’ liability insurance covering a six-year period following the transaction.  Indemnification and the advancement of expenses are subject to certain terms and conditions described in the Indemnification Agreement.

This summary of the Indemnification Agreement is qualified in its entirety by reference to the full text of the form of Indemnification Agreement filed as Exhibit 10.1 hereto.

Item 9.01               Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description

10.1	Form of Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMTECH CORPORATION

Date: November 24, 2010	By:	/s/ Emeka Chukwu
		Name:	Emeka Chukwu
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Indemnification Agreement